Exhibit 99.1

** NEWS RELEASE **

HOT TOPIC, INC. REPORTS JANUARY COMP STORE SALES DOWN 0.7%

CITY of INDUSTRY, CA, February 1, 2006 — Hot Topic, Inc. (Nasdaq National Market: HOTT) today announced the following sales results for its fiscal month of January (four weeks ended January 28, 2006):

	Net Sales		Comparable Store Sales % Change
	$ Millions	% Increase to Last Year	This Year	Last Year
January	$43.0	14%	-0.7%	-2.5%
Fourth Quarter	$230.6	9%	-3.8%	-6.0%
Fiscal Year	$725.4	10%	-3.4%	-2.9%

The company reiterated its fourth quarter (ended January 28, 2006) earnings guidance of $0.21 to $0.24 per diluted share.

During the fourth quarter, the company repurchased an aggregate of 990,000 shares of its common stock at an average cost of $13.74, completing the stock repurchase program that was announced in August 2005. Program-to-date, the company has acquired 1,435,000 shares of its common stock at an average cost of $13.94, reflecting a total investment of approximately $20 million.

For more detailed information on January sales results, please call (626) 709-1209 to listen to a recorded commentary. Additionally, a conference call to discuss fourth quarter and fiscal year results, business trends, guidance and other matters is scheduled for March 15, 2006 at 4:30 PM (ET). The conference call number is 866-543-6411, pass code “Hot Topic”, and will be accessible to all interested parties. It will also be webcast at www.companyboardroom.com. A replay will be available at 888-286-8010, pass code 83247896, for approximately two weeks.

Hot Topic, Inc. is a national mall-based specialty retailer. Hot Topic offers apparel, accessories and gifts to young men and women principally between the ages of 12 and 22. Torrid, the Company’s second concept, provides plus-size fashion-forward apparel and accessories that target young women principally between the ages of 15 and 29. As of January 28, 2006 the Company operated 663 Hot Topic stores in all 50 states and Puerto Rico, 120 Torrid stores, and Internet stores www.hottopic.com and www.torrid.com.

In addition to historical information, this news release and the aforementioned prerecorded commentary contain forward-looking statements, which include statements relating to financial results, guidance, projections and other financial performance, managing growth, and litigation matters and contingent liabilities. These statements involve risks and uncertainties, including risks and uncertainties associated with meeting expected financial results, management of growth, relationships with mall developers and operators, the risk that available cash or mall space will not be adequate for planned expansion, fluctuations in sales and comparable store sales results, risks and uncertainties with respect to new store openings including risks associated with the company’s new store concepts and Internet stores, music and fashion trends, competition from other retailers, uncertainties generally associated with specialty retailing, the effect of economic conditions, the effect of severe weather or natural disasters, political and/or social changes or events that could negatively impact shopping patterns and/or mall traffic, litigation proceedings and contingent liabilities, as well as other risks detailed in the company’s SEC reports including its Quarterly Reports on Form 10-Q and its Annual Report on Form 10-K for the year ended January 29, 2005. Historical results achieved are not necessarily indicative of the future prospects of the company, and actual results or circumstances could differ materially from the forward-looking statements.

Contact:

Hot Topic, Inc., City of Industry, CA

Mr.  Jim McGinty, CFO 626-839-4681 x2675

Ms. Megan	Hall, Manager of I.R. 626-839-4681 x2173